RBC Capital Markets®	Filed Pursuant to Rule 433 Registration Statement No. 333-208507

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated May11, 2017
Pricing Supplement Dated May __, 2017 to the Product Prospectus Supplement ERN-ETF-1 Dated January 11, 2016, Prospectus Supplement Dated January 8, 2016, and Prospectus Dated January 8, 2016
$ __________ Barrier Enhanced Return Notes Linked to the Energy Select Sector SPDR® Fund, Due June 1, 2021 Royal Bank of Canada

Royal Bank of Canada is offering the Barrier Enhanced Return Notes (the “Notes”) linked to the performance of the Energy Select Sector SPDR® Fund (the “Reference Asset”).
The CUSIP number for the Notes is 78012KS32. The Notes do not pay interest. The Notes provide a 120.00% leveraged positive return if the share price of the Reference Asset increases from the Initial Level to the Final Level. Investors are subject to one-for-one loss of the principal amount of the Notes in percentage terms if the closing price of the Reference Asset on the Valuation Date is less than 30.00% of the Initial Level. Any payments on the Notes are subject to our credit risk.
Issue Date: May 31, 2017
Maturity Date: June 1, 2021
The Notes will not be listed on any securities exchange.
Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-1 of the prospectus supplement dated January 8, 2016, “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the product prospectus supplement dated January 11, 2016, and “Selected Risk Considerations” beginning on page P-6 of this terms supplement.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.
Non-U.S. holders will not be subject to withholding on dividend equivalent payments under Section 871(m) of the U.S. Internal Revenue Code. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.
	Per Note	Total
Price to public(1)	100.00%	$
Underwriting discounts and commissions(1)	2.75%	$
Proceeds to Royal Bank of Canada	97.25%	$

(1) Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their underwriting discount or selling concessions.  The public offering price for investors purchasing the Notes in these accounts may be between $972.50 and $1,000 per $1,000 in principal amount.
The initial estimated value of the Notes as of the date of this terms supplement is $956.90 per $1,000 in principal amount, which is less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Pricing Date, which will not be less than $946.90 per $1,000 in principal amount.  The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.
If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would receive a commission of approximately $27.50 per $1,000 in principal amount of the Notes and would use a portion of that commission to allow selling concessions to other dealers of up to approximately $27.50 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-14 below.

RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Energy Select Sector SPDR® Fund, Due June 1, 2021
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
Issuer:	Royal Bank of Canada (“Royal Bank”)
Issue:	Senior Global Medium-Term Notes, Series G
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Reference Asset:
Energy Select Sector SPDR® Fund, which seeks investment results that generally correspond (before fees and expenses) to the price and yield of the the S&P® Energy Select Sector Index (the “Underlying Index”).

Bloomberg Ticker:	XLE
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Pricing Date:	May 26, 2017
Issue Date:	May 31, 2017
CUSIP:	78012KS32
Valuation Date:	May 26, 2021
Payment at Maturity (if held to maturity):
If, on the Valuation Date, the Percentage Change is positive, then the investor will receive an amount per $1,000 principal amount per Note equal to:
Principal Amount + (Principal Amount x Percentage Change x Leverage Factor)

If, on the Valuation Date, the Percentage Change is less than or equal to 0%, but the Final Level is not less than the Barrier Level (that is, the Percentage Change is between zero and -30.00%), then the investor will receive the principal amount only.
If, on the Valuation Date, the Final Level is less than the Barrier Level (that is, the Percentage Change is between -30.01% and -100%), then the investor will receive a cash payment equal to:
Principal Amount + (Principal Amount x Percentage Change)
In this case, you will lose all or a portion of the principal amount of the Notes.

Percentage Change:	The Percentage Change, expressed as a percentage, is calculated using the following formula:
Initial Level:	The closing share price of the Reference Asset on the Pricing Date.
Final Level:	The closing share price of the Reference Asset on the Valuation Date.

P-2	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Energy Select Sector SPDR® Fund, Due June 1, 2021
Leverage Factor:	120.00%
Barrier Level:	70.00% of the Initial Level
Maturity Date:	June 1, 2021, subject to extension for market and other disruptions, as described in the product prospectus supplement dated January 11, 2016.
Term:	Approximately four (4) years
Principal at Risk:
The Notes are NOT principal protected.  You may lose all or a substantial portion of your principal amount at maturity if there is a percentage decrease from the Initial Level to the Final Level of more than 30.00%.

Calculation Agent:	RBCCM
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated January 11, 2016 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.
Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 8, 2016).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated January 11, 2016, as modified by this terms supplement.

P-3	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Energy Select Sector SPDR® Fund, Due June 1, 2021
ADDITIONAL TERMS OF YOUR NOTES
You should read this terms supplement together with the prospectus dated January 8, 2016, as supplemented by the prospectus supplement dated January 8, 2016 and the product prospectus supplement dated January 11, 2016, relating to our Senior Global Medium-Term Notes, Series G, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control.  The Notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this terms supplement carefully.
This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 8, 2016 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated January 11, 2016, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm
Prospectus Supplement dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm
Product Prospectus Supplement ERN-ETF-1 dated January 11, 2016:
https://www.sec.gov/Archives/edgar/data/1000275/000114036116047385/form424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this terms supplement “we,” “us,” or “our” refers to Royal Bank of Canada.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-866-609-6009.

P-4	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Energy Select Sector SPDR® Fund, Due June 1, 2021
HYPOTHETICAL RETURNS
The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Initial Level, the Final Level or the share price of the Reference Asset on any trading day prior to the Maturity Date. All examples assume a Barrier Level of 70.00% of the Initial Level , a Leverage Factor of 120.00%, that a holder purchased Notes with an aggregate principal amount of $1,000 and that no market disruption event occurs on the Valuation Date.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive.
	Percentage Change:	5%
	Payment at Maturity:	$1,000 + ($1,000 x 5% x 120.00%) = $1,000 + $60.00 = $1,060.00
	On a $1,000 investment, a 5% Percentage Change results in a Payment at Maturity of $1,060.00, a 6.00% return on the Notes.
Example 2—	Calculation of the Payment at Maturity where the Percentage Change is negative (but the Final Level is greater than the Barrier Level).
	Percentage Change:	-20%
	Payment at Maturity:
In this case, even though the Percentage Change is negative, you will receive the principal amount of your Notes at maturity, because the closing price of the Reference Asset on the Valuation Date is greater than 70.00% of the Initial Level.

	On a $1,000 investment, a -20% Percentage Change results in a Payment at Maturity of $1,000, a 0% return on the Notes.
Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative, and the Final Level is less than the Barrier Level
	Percentage Change:	-65%
	Payment at Maturity:	$1,000 + ($1,000 x -65%) = $1,000 - $650.00 = $350.00
	On a $1,000 investment, a -65% Percentage Change results in a Payment at Maturity of $350.00, a -65.00% return on the Notes.

P-5	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Energy Select Sector SPDR® Fund, Due June 1, 2021
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Asset.  These risks are explained in more detail in the section “Additional Risk Factors Specific to the Notes,” beginning on page PS-4 of the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
•
Principal at Risk - Investors in the Notes could lose all or a substantial portion of their principal amount if the Final Level is less than the Barrier Level. In such a case, you will lose 1% of the principal amount of your Notes for each 1% that the Final Level is less than the Initial Level.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of the amount due on the maturity date is dependent upon Royal Bank’s ability to repay its obligations at that time.  This will be the case even if the share price of the Reference Asset increases after the Pricing Date.  No assurance can be given as to what our financial condition will be at the maturity of the Notes.

•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so.  RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

•
You Will Not Have Any Rights to the Securities Included in the Reference Asset – As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in the Reference Asset would have. The Final Level will not reflect any dividends paid on the securities included in the Reference Asset, and accordingly, any positive return on the Notes may be less than the potential positive return on those securities.

•
The Initial Estimated Value of the Notes Will Be Less than the Price to the Public – The initial estimated value set forth on the cover page and that will be set forth in the final pricing supplement for the Notes does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time.  If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the share price of the Reference Asset, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based

P-6	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Energy Select Sector SPDR® Fund, Due June 1, 2021
on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.
•
The Initial Estimated Value of the Notes on the Cover Page and that We Will Provide in the Final Pricing Supplement Are Estimates Only, Calculated as of the Time the Terms of the Notes Are Set –The initial estimated value of the Notes will be based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See “Structuring the Notes” below.  Our estimates are based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Pricing Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
•
Adjustments to the Reference Asset could adversely affect the Notes — SSgA Funds Management, Inc., as the advisor of the Reference Asset (the “Advisor”), is responsible for calculating and maintaining the Reference Asset. The Advisor can add, delete or substitute the stocks comprising the Reference Asset. The Advisor may make other methodological changes that could change the share price of the Reference Asset at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the Notes.

•
Changes that Affect the Underlying Index Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity — The policies of BofA Merrill Lynch Research, in consultation with Standard & Poor’s Financial Services LLC, the sponsor of the of the Underlying Index (the “Index Sponsor”), concerning the calculation of the Underlying Index, additions, deletions or substitutions of the components of the Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Underlying Index and, therefore, could affect the share price of the Reference Asset, the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the Underlying Index, or if the sponsor discontinues or suspends the calculation or publication of the Underlying Index.

•
We and Our Affiliates Do Not Have Any Affiliation with the Advisor and Are Not Responsible for its Public Disclosure of Information — We and our affiliates are not affiliated with Advisor in any way and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding its methods or policies relating to the Reference Asset. The Advisor is not involved in the offering of the Notes in any way and has no obligation to consider your interests as an owner of the Notes in taking any actions relating to the Reference Asset that might affect the value of the Notes.  Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about the Advisor or the Reference Asset contained in any public disclosure of information.  You, as an investor in the Notes, should make your own investigation into the Reference Asset.

•
We Have No Affiliation with the Index Sponsor and Will Not Be Responsible for Any Actions Taken by the Index Sponsor — The Index Sponsor is not an affiliate of ours and will not be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of the Index Sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The Index Sponsor has no obligation of any sort with respect to the Notes. Thus, the Index Sponsor has no obligation to take your interests into consideration for any

P-7	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Energy Select Sector SPDR® Fund, Due June 1, 2021
reason, including in taking any actions that might affect the value of the Notes. None of our proceeds from the issuance of the Notes will be delivered to the Index Sponsor.
•
The Correlation Between the Performance of the Reference Asset and the Performance of the Underlying Index May Be Imperfect — The performance of the Reference Asset is linked principally to the performance of the Underlying Index. However, because of the potential discrepancies identified in more detail in the product prospectus supplement, the return on the Reference Asset may correlate imperfectly with the return on the Underlying Index.

•
The Reference Asset Is Subject to Management Risks — The Reference Asset is subject to management risk, which is the risk that the Advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the Advisor may invest a portion of the Reference Asset’s assets in securities not included in the relevant industry or sector but which BlackRock believes will help the Reference Asset track the relevant industry or sector.

•
Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Reference Asset or the securities held by the Reference Asset that are not for the account of holders of the Notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the prices of the Reference Asset, could be adverse to the interests of the holders of the Notes.  We and one or more of our affiliates may, at present or in the future, engage in business with the Reference Asset or the issuers of the securities held by the Reference Asset, including making loans to or providing advisory services.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes.  Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes.  Any of these activities by us or one or more of our affiliates may affect the price of the Reference Asset, and, therefore, the market value of the Notes.

•
The Securities Composing the Underlying Index Are Concentrated in One Sector — All of the securities included in the Underlying Index are issued by companies in the energy sector. As a result, the securities that will determine the performance of the Reference Asset and the share price of the Underlying Index, which the Reference Asset seeks to replicate, are concentrated in one sector. Although an investment in the Notes will not give holders any ownership or other direct interests in the securities composing the Underlying Index, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in companies in this market sector. Accordingly, by investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

•
The Notes are Subject to Risks Associated with the Energy Sector — The Reference Asset invests in companies that develop and produce crude oil and natural gas and provide drilling and other energy resources production and distribution related services.  Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products and services in general.  The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies.  The stock prices of oil service companies could be subject to wide fluctuations in response to a variety of factors, including the ability of the OPEC to set and maintain production levels and pricing, the level of production in non-OPEC countries, the demand for oil and gas, which is negatively impacted by economic downturns, the policies of various governments regarding exploration and development of oil and gas reserves, advances in exploration and development technology and the political environment of oil-producing regions.  Correspondingly, securities of companies in the energy field are subject to swift price and supply fluctuations caused by

P-8	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Energy Select Sector SPDR® Fund, Due June 1, 2021
events relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies.  Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the performance of the Underlying.
•
Market Disruption Events and Adjustments – The payment at maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

P-9	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Energy Select Sector SPDR® Fund, Due June 1, 2021
INFORMATION REGARDING THE REFERENCE ASSET
Information provided to or filed with the SEC by the Reference Asset under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers  333-57791 and  811-08837, respectively, through the SEC’s website at http://www.sec.gov. In addition, information regarding the Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not participated in the preparation of, or verified, such publicly available information.  None of the forgoing documents or filings are incorporated by reference in, and should not be considered part of, this document.
The following information regarding the Reference Asset is derived from publicly available information.
We have not independently verified the accuracy or completeness of reports filed by the Reference Asset with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
The Notes are not sponsored, endorsed, sold or promoted by the investment adviser. The investment adviser makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. The investment adviser has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.
We obtained the information regarding the historical performance of the Reference Asset set forth below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the market price of the Reference Asset on the Valuation Date. We cannot give you assurance that the performance of the Reference Asset will not result in the loss of all or part of your investment.
The Energy Select Sector SPDR® Fund
The Reference Asset is an investment portfolio maintained and managed by SSgA Funds Management, Inc. The inception date of the Reference Asset is January 31, 2006. The Reference Asset is an exchange traded fund that trades on NYSE Arca under the ticker symbol “XLE.”
The Reference Asset seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P® Energy Select Sector Index (the “Underlying Index”). The Underlying Index measures the performance of the energy sector of the U.S. equity market. The Reference Asset is composed of companies whose primary line of business is directly associated with the energy sector.
The Reference Asset utilizes a “replication” investment approach in attempting to track the performance of the Underlying Index. The Reference Asset typically invests in substantially all of the securities which comprise the Underlying Index in approximately the same proportions as the Underlying Index. The Reference Asset will normally invest at least 95% of its total assets in the common stocks that comprise the Underlying Index.

P-10	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Energy Select Sector SPDR® Fund, Due June 1, 2021
The S&P® Energy Select Sector Index
Eligibility Criteria for Index Components
The stocks included in each Select Sector Index are selected by BofA Merrill Lynch Research (“Merrill Lynch”) acting as Index Compilation Agent, in consultation with Standard & Poor’s Financial Services LLC (“S&P”), from the universe of companies represented by the S&P 500® Index. S&P acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the nine Select Sector Indices together comprise all of the companies in the S&P 500® Index.
Index Maintenance
Each Select Sector Index was developed and is maintained in accordance with the following criteria:
•	Each of the component stocks in a Select Sector Index (the “SPDR Component Stocks”) is a constituent company of the S&P 500® Index.
•
The nine Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to one and only one of the Select Sector Indices.

•
Merrill Lynch, acting as the Index Compilation Agent, assigns each constituent stock of the S&P 500® Index to a Select Sector Index. Merrill Lynch, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of that company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index.

•
S&P has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index. However, S&P plays only a consulting role in the Select Sector Indices.

•
Each Select Sector Index is calculated by S&P using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of that Select Sector Index. However, under certain conditions, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to certain Internal Revenue Code requirements.

Calculation of the Underlying Index
Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base−weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.
Merrill Lynch may at any time determine that a SPDR® Component Stock which has been assigned to one Select Sector Index has undergone a transformation in the composition of its business, and that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that Merrill Lynch notifies S&P that a SPDR® Component Stock’s Select Sector Index assignment should be changed, S&P will disseminate notice of the change following its standard procedure for announcing index changes, and will implement the change in the affected Select Sector Indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable.
SPDR® Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

P-11	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Energy Select Sector SPDR® Fund, Due June 1, 2021
Historical Information
The graph below sets forth the information relating to the historical performance of the Reference Asset. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing share prices of the Reference Asset. The information provided in this table is for the four calendar quarters of 2013, 2014, 2015 and 2016, the first calendar quarter of 2017 and for the period from April 1, 2017 through May 9, 2017.
We obtained the information regarding the historical performance of the Reference Asset in the chart below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

P-12	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Energy Select Sector SPDR® Fund, Due June 1, 2021
Energy Select Sector SPDR® Fund (“XLE”)

Period-Start Date	Period-End Date	High Intra-Day Share Price of the Reference Asset (in $)	Low Intra-Day Share Price of the Reference Asset (in $)	Period-End Closing Share Price of the Reference Asset (in $)
1/1/2013	3/31/2013	80.13	72.00	79.32
4/1/2013	6/30/2013	83.95	73.53	78.36
7/1/2013	9/30/2013	85.74	78.35	82.88
10/1/2013	12/31/2013	88.53	81.33	88.51
1/1/2014	3/31/2014	89.59	81.78	89.06
4/1/2014	6/30/2014	101.51	88.24	100.10
7/1/2014	9/30/2014	100.96	90.06	90.62
10/1/2014	12/31/2014	91.05	72.51	79.16
1/1/2015	3/31/2015	82.42	71.70	77.58
4/1/2015	6/30/2015	83.65	74.58	75.16
7/1/2015	9/30/2015	75.32	58.74	61.20
10/1/2015	12/31/2015	71.93	58.22	60.55
1/1/2016	3/31/2016	64.27	49.94	61.92
4/1/2016	6/30/2016	70.26	59.94	68.24
7/1/2016	9/30/2016	71.94	64.58	70.61
10/1/2016	12/31/2016	78.45	67.00	75.32
1/1/2017	3/31/2017	76.81	67.87	69.90
4/1/2017	5/9/2017	71.49	65.84	67.23
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-13	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Energy Select Sector SPDR® Fund, Due June 1, 2021
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated January 11, 2016 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, U.S. Treasury Department regulations provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2018. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We expect that delivery of the Notes will be made against payment for the Notes on or about May 31, 2017, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”).  See “Plan of Distribution” in the prospectus dated January 11, 2016. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated January 8, 2016.
In the initial offering of the notes, they will be offered to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this document.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately six months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes.  This excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this terms supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

P-14	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Energy Select Sector SPDR® Fund, Due June 1, 2021
STRUCTURING THE NOTES

The Notes are our debt securities, the return on which is linked to the performance of the Reference Asset.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value included in this terms supplement or in the final pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Asset, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Notes on the Pricing Date being less than their public offering price.  See “Selected Risk Considerations—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

P-15	RBC Capital Markets, LLC

RBC Capital Markets®

EQUITY LINKED NOTE I RBC STRUCTURED NOTES GROUP

INVESTMENT THESIS

PRELIMINARY KEY TERMS

- Reference Asset: Energy Select Sector SPDR® Fund (XLE)
- Leverage Factor: 120.00%
- Barrier Level: 70.00% of the Initial Level
- Percentage Change: $\frac{\text{Final Level} - \text{Initial Level}}{\text{Initial Level}}$

KEY RISK FACTORS

TAX

ORDER DEADLINE

Payout at Maturity
$1,000.00
Principal Amount
Leverage Zone
Barrier Zone
Note Value
Return on the Reference Asset
-90% -80% -70% -60% -50% -40% -30% -20% -10% 0% 10% 20% 30% 40%

DETERMINING PAYMENT AT MATURITY

Determine the Percentage Change

Is the Percentage Change **positive**?

$1,000 + ($1,000 x Percentage Change)

CUSIP: 78012KS32 I PRICING DATE: May 26, 2017 I ISSUE DATE: May 31, 2017

EQUITY LINKED NOTE I RBC STRUCTURED Barrier Enhanced Return Notes Linked to the Energy Select Sector SPDR® Fund, Due June 1, 2021 Receive a 120.00% leveraged return if the Percentage Change of the Note is positive. Receive the principal amount if the share price of the Reference Asset decreases by up to 30.00%. The Notes do not pay interest, and investors are subject to one-for-one loss of the principal amount of the Notes in percentage terms if the level of the Reference Asset on the Valuation Date is less than 70.00% of the Initial Level. Reference Asset: Energy Select Sector SPDR® Fund (XLE) Leverage Factor: 120.00% Barrier Level: 70.00% of the Initial Level Percentage Change:Initial Level Final Level - Initial Level The notes are subject to Royal Bank of Canada’s credit risk. The notes are not principal protected.Your notes are likely to have limited liquidity.Each investor will agree to treat the notes as a pre-paid cashsettled derivative contract for U.S. federal income tax purposes, as described in more detail in the product prospectus supplement. RBCCM will accept orders to purchase the notes until May 26,2017 DETERMINING PAYMENT AT MATURITY Determine the Percentage Change Is the Percentage Change positive? Yes You will receive at maturity, per $1,000 in principal amount of the notes:$1,000 + ($1,000 x Percentage Change x Leverage Factor) No Is the Final Level greater than or equal to the Barrier Level? Yes You will receive the principal amount of your notes at maturity. No If the Final Level is less than the Barrier Level, you will lose 1% of the principal amount of your notes for each 1% that the Final Level is less than the Initial Level in an amount proportionate to the decline in the level of the Reference Asset. Accordingly, your payment at maturity per $1,000 in principal amount of the notes will be calculated as follows: $1,000 + ($1,000 x Percentage Change) CUSIP: 78012KS32 PRICING DATE: May 26, 2017 ISSUE DATE: May 31, 2017 NOTES GROUP